Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Experts” and to the incorporation by reference of our report dated July 23, 2009 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen North Carolina Dividend Advantage Municipal Fund 3 filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registrations No. 333-163498).

/s/  ERNST & YOUNG LLP

Chicago, Illinois

February 2, 2010